Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 21, 2005

Ventas, Inc.

10350 Ormsby Park Place Suite 300

Louisville, Kentucky 40223

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc. (“Ventas”), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 345,146 shares of its common stock, par value $.25 per share (“Common Stock”), issuable upon redemption of the 345,146 Class D units of limited partnership interests (the “ETOP Class D Units”) in ElderTrust Operating Partnership, a Delaware limited partnership and operating partnership of Ventas (“ETOP”) and additional shares of Common Stock as may be issued to the Selling Stockholders (as defined below) because of any future stock dividends, stock distributions, stock splits, similar capital adjustments or other anti-dilution adjustments (collectively, the “Shares”). The Shares may be issued from time to time by Ventas after the Registration Statement on Form S-3 of Ventas to which this opinion is an exhibit (as amended, the “Registration Statement”) becomes effective and offered for the accounts of selling stockholders who acquired the ETOP Class D Units in private transactions (the “Selling Stockholders”).

We have examined copies of: (i) the Certificate of Incorporation of Ventas, as amended, (ii) the Third Amended and Restated Bylaws of Ventas; (iii) the Amended and Restated Certificate of Limited Partnership of ETOP; (iv) the Second Amended and Restated Agreement of Limited Partnership of ETOP (as amended, the “ETOP Partnership Agreement”); (v) the resolutions and related minutes of Ventas’s Board of Directors authorizing and approving the registration of the Shares and approving the preparation and filing of the Registration Statement; and (vi) the Registration Statement and the Prospectus included therein (the “Prospectus”). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding Ventas or ETOP) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of Ventas and public officials.

Based on the foregoing, we are of the opinion that:

1.	Ventas is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Shares are duly authorized and, when issued upon redemption of the ETOP Class D Units in accordance with the terms of the ETOP Partnership Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

NEW YORK      WASHINGTON, DC      PARIS      LONDON      MILAN      ROME       FRANKFURT      BRUSSELS

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP